Exhibit 10.1

SEVERANCE PAYMENT AND RELEASE AGREEMENT

This Severance Payment and Release Agreement is made between James Walters (“Employee”) and ClubCorp USA, Inc. (“Employer”). Employee, in return for and in consideration of the promises, payments and agreements Employer makes in this Agreement, and Employer, in return for and in consideration of the promises and agreements Employee makes in this Agreement, each agree to the following:

1.	Last Day of Active Employment.

Employee agrees that as of January 11, 2016 (the “Triggering Termination Date”), Employee shall no longer be required to perform the duties of Executive Vice President of Marketing and Sales. Promptly following the Triggering Termination Date, Employer shall pay Employee unused earned and accrued vacation pay as of the Triggering Termination Date, not to exceed fifteen (15) days, after which Employee shall no longer receive or accrue any additional paid vacation time.

2.	Consideration.

A.In consideration for Employee’s promises, covenants, agreements, and releases set forth in this Agreement, Employer agrees that beginning on the next regular payroll date following Triggering Termination Date, subject to Employee’s execution of this Agreement and the expiration of the revocation period described in Section 8.C. of this Agreement, Employer shall continue to pay Employee his biweekly wages based on his current annualized salary in accordance with Employer’s normal payroll periods (the “Salary Continuation Payments”) through March 15, 2016 (“Termination Benefits Period”). The Salary Continuation Payments made to Employee shall be subject to federal, state and local tax and other required withholdings. While receiving the Salary Continuation Payments, should Employee secure any employment or self-employment arrangement, including a consulting arrangement, then the Termination Benefits Period shall end and the Salary Continuation Payments will discontinue as of date Employee secures such employment or self-employment arrangement, and Employer shall pay the remaining amount of the Salary Continuation Payments in lump sum to Employee. Employee understands and acknowledges that despite receiving the Salary Continuation Payments, Employee shall not be required to perform any job related duties.

B.	Employer will pay Employee a severance payment equal to the sum of ten months of Employee’s current salary in the amount of $264,166.66 plus an additional amount of $75,000 (collectively, the “Lump Sum Severance Payment”) in a single cash lump sum payment on March 15, 2016. The Lump Sum Severance Payment made to Employee will be subject to federal, state and local tax and other required withholdings, including pursuant to Section 2.D.(i) hereof as applicable.

C.    Employee will be granted a dues free recallable membership (the “Membership”) at a club selected by Employee (the “Club”) with “Signature Gold Golf” privileges, as the same may change from time-to-time for a period of five years from the Triggering Termination Date. The initiation deposit/fee will be waived for the Club. There shall be no other discounts associated with the Membership and Employee shall not be permitted to otherwise upgrade the Membership. Employee may not transfer, sell, pledge or encumber the Membership; provided, however, Employee may transfer the Membership from the Club to another club owned and operated by Employer, or an affiliate thereof, once during the five year term of the Membership. Employee must abide by all rules, regulations, and policies and otherwise pay all charges in a timely manner with the understanding that Employer or Club may terminate Employee’s Membership without the need for any grievance committee hearing in the event Employee does not abide by such requirements. The Membership may be recalled if the Employer (or an affiliate of the Employer) no longer owns the Club, at which time the new owner of the Employer or the Club (as applicable) shall be entitled to charge Employee the then current dues (subject to any periodic increases charged to other members of the Club); provided, however, Employee may transfer the Membership from the Club to another club owned and operated by Employer, or an affiliate thereof, if Employee has not already done so.

D.    Employee shall become vested in any equity-based awards for which the applicable vesting conditions are satisfied prior to the earlier of March 15, 2016, and the date on which the Termination Benefits Period ends, and shall otherwise become vested in all the remaining unvested Restricted Shares (as defined in the Stock Plan) on the earlier of March 15, 2016 and the date on which the Termination Benefits Period ends, in each case issued to Employee under the Amended and Restated 2012 ClubCorp Holdings, Inc. Stock Award Plan (the "Stock Plan"). Employee acknowledges and agrees that upon the vesting of any such equity-based awards, Employee will be treated as having received compensation income, which will be subject to withholding by Employer and reported on a Form W-2 for the 2016 tax year. Upon any applicable vesting date, Employee shall elect to either permit Employer to (i) deduct the amount of Employee’s withholding liability from any amounts then payable to Employee, including the Lump Sum Severance Payment, and immediately remit any balance owed by Employee or (ii) forfeit a portion of the shares received upon such vesting to satisfy Employee’s withholding liability and immediately remit any balance owed by Employee to cover a fractional share amount; should Employee fail to timely make such election, Employer shall satisfy Employee’s withholding liability under Section 2.D.(ii). Except as otherwise set forth herein, any other unvested equity held by Employee as of the earlier of March 15, 2016 and the date on which the Termination Benefits Period ends shall be forfeited on such date in accordance with the terms of the Stock Plan. All grants made under the Stock Plan shall otherwise continue to be subject to the terms and conditions of the Stock Plan and ClubCorp Holdings, Inc.’s security trading policy (the “Policy”), and Employee agrees that he may not buy, sell or otherwise transfer any shares, whether issued to Employee under the Stock Plan or otherwise, during the six (6) months following the Triggering Termination Date, except during “Window Periods” as defined in the Policy after requesting and receiving pre-clearance from the General Counsel of ClubCorp Holdings, Inc. as required under the Policy.

E.    Employee will remain eligible to receive an incentive payment under the 2015 Short Term Incentive Plan, subject to the terms of the 2015 Short Term Incentive Plan previously acknowledged by Employee, with any discretionary amount being determined by the Employer’s President.

F.    Employee shall receive additional consideration in the amount of $10,000.00, subject to federal, state and local tax and other required withholdings, for reimbursement of his expenses incurred in commuting from his primary residence in Wisconsin to Employer’s corporate office in Texas.

3.	Other Benefits.

A.Employee’s Group Term Life/Accidental Death & Dismemberment, Long Term Disability, or
Supplemental Term coverage(s), if any, will end as of the Triggering Termination Date. If Employee chooses to convert his current coverage, Employee must do so within 31 days from the Triggering Termination Date. Employee may contact the People Strategy Support Center (1-800-800-4615) for details about the conversion. Employee will be responsible for paying premiums and conversion costs. This is the only notice Employee will receive regarding his conversion rights.

B.    Vested, accrued benefits, if any, under the ClubCorp Individual Investment Plan and Trust will be provided in accordance with the terms of the relevant plan document. As of the Triggering Termination Date, Employee will no longer be eligible to participate in 401(k) plan or bonus plans sponsored by Employer or its affiliates.

C.    If eligible, Employee shall have the right to elect continuation of existing participation in Employer-sponsored group health benefit plans, at Employee’s expense, under the federal law known as “COBRA” upon expiration or termination of the Termination Benefits Period.

4.	Employee’s Promises to Employer.

A.Upon the Triggering Termination Date, Employee will pay any money Employee owes Employer and will promptly return all Employer property, including without limitation keys, credit cards and computers.

B.    Employee agrees that he will not directly or indirectly disclose, divulge, communicate or use any confidential or proprietary information related to the business activities of any of the Releasees (as defined in Section 5.C).

C.    For a period of one year following the Triggering Termination Date, Employee agrees not to directly or indirectly, on his own behalf or on behalf or in conjunction with another person or third party entity, recruit or solicit for hire any employees of Employer or any of its affiliates who have been employed during the sixty (60) days preceding the Triggering Termination Date or otherwise induce such employees to terminate their employment with Employer or any of the Releases.

D.    Employee agrees not make any disparaging remarks regarding Employer or any of the Releasees.
If asked about the status or outcome of any dispute Employee has or had with Employer, Employee may reply that there are currently no disputes.

5.	Employee’s Release of All Claims.

A.In exchange for the consideration described in Section 2, which Employee acknowledges and agrees Employee is not otherwise entitled to, Employee releases All Claims (as defined in Section 5.B.) Employee has against Employer and the other Releasees on the date Employee signs this Agreement, whether such claims are known or unknown to Employee, in return for Employer paying the payments and benefits described in this Agreement.

B.The phrase “All Claims” in this Agreement is defined to mean any and all past or present claims, causes of action, rights, demands, damages, costs and compensation of any nature whatsoever, whether for compensatory damages, actual damages or punitive damages, whether in tort, in contract, in equity, at law or under statute, and whether now known or unknown, and whether foreseen or unforeseen, that arose from or during the employment relationship between Employee and Employer.

Nothing in this Agreement releases: (i) vested benefits, if any, Employee accrued under the Individual Investment Plan and Trust during his employment with Employer; (ii) any workers compensation rights Employee may have; (iii) any rights, if any, that Employee may have to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iv) Employee’s right to elect continuation of existing participation in Employer-sponsored group health benefit plans, at Employee’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law; (v) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (vi) any wrongful act or omission occurring after the date Employee signs this Agreement or the Triggering Termination Date, whichever is later.

C.In exchange for the consideration described in Section 2 of this Agreement, the adequacy and sufficiency of which Employee acknowledges, Employee, on his own behalf and on behalf of his agents, attorneys, affiliates, assigns and heirs, does hereby fully and completely release, discharge and acquit Employer, ClubCorp Holdings, Inc., and ClubCorp Club Operations, Inc. and their respective parents, subsidiaries, affiliates and their respective agents, successors, predecessors, present and former officers, directors, shareholders, servants, employees, members, representatives, parents, subsidiaries, affiliates, general partners, limited partners, assigns and attorneys, and all other related persons or entities, whether named herein or not (all the foregoing who are being released in this Agreement are referred to collectively in this Agreement as “Releasees”), from all Claims that Employee may have, or allege to have, arising out of, or in any way relating to:

(i)
Employee’s employment with Employer or any Releasee, including without limitation the ending or termination of his employment with Employer, his position as an officer with any Releasee, and any applicable compensatory arrangements with Employer or any Releasee;

(ii)	All actions or omissions of Employer or any other Releasee during Employee’s employment through and including the date this Agreement is executed;

(iii)
Any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination from employment; termination in violation of public policy; discrimination, breach of contract, both express and implied; promissory estoppel; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy and conversion;

(iv)
Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Restraining Notification Act; the Family and Medical Leave Act and the Fair Credit Reporting Act;

(v)	Any and all claims for violation of the federal, or any state constitution;

(vi)	Any and all claims arising out of any other laws or regulations relating to employment or employment discrimination; and

(vii)	Any and all claims for attorney fees and costs for any action brought by Employee in connection with any of the foregoing claims.

Employee expressly understands and agrees that the consideration described in this Agreement are in lieu of any and all other amounts to which Employee may be entitled or may become entitled to receive from Employer or any Releasee upon any claim whatsoever and, without limiting the generality of foregoing, Employee expressly waives any claim to employment or reinstatement to employment, payment for salary, wages, back pay, front pay, paid leave, sabbatical pay, interest, tax gross-up amounts, bonuses, contributions to or vesting in any incentive, compensation or employee benefit arrangements, damages, accrued vacation, accrued sick leave, medical, benefits, accidental death and dismemberment coverage, life insurance benefits, overtime, severance pay and/or attorneys’ fees or costs, except as are expressly provided for in this Agreement. Except as are expressly provided for in this Agreement, Employee understands and agrees that Employee will not be eligible for or entitled to any other compensation or any other severance arrangement.
D.    It is the intention of Employee and Employer as expressed in this Agreement that Employee hereby releases, discharges, waives, relinquishes and covenants not to sue Employer and the other Releasees with respect to All Claims, whether on his own behalf or on behalf of third parties acting by, through or under him. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint with, or testifying, assisting or participating in investigations, proceedings or hearings conducted by the Equal Employment Opportunity Commission or comparable state or federal agency or any other investigation by or proceeding before, any other law enforcement or governmental agency or regulatory or governing body, as required by applicable law, or to prohibit Executive from testifying truthfully pursuant to subpoena or other legal process, provided that in each case such communications are consistent with all applicable laws.

6.No Liability Claimed.

Employee agrees the execution of this Agreement and Employer’s performance of the consideration called for in this Agreement does not mean that either admits any liability to the other. Both Employee and Employer agree this Agreement is a compromise of disputed claims, if any. Employer and each of the other Releasees strictly deny they are liable to Employee, and Employee strictly denies Employee is liable to Employer or any other Releasees.

7.Employee Representations.

Employee hereby represents that Employee has not filed any action, complaint, charge, grievance or arbitration, or initiated any proceeding whatsoever, against Employer. Employee affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the date of his execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Employee further affirms that he has not been retaliated against for reporting any alleged wrongdoing by any of the Releasees, including any allegations of corporate fraud.

8.    Acknowledgement of Waiver of Claims Under ADEA

A.Employee acknowledges that Employee is waiving and releasing any rights that Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Employer agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Employees acknowledge that the consideration given for this Agreement is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing that: (i) Employee should consult with an attorney prior to executing this Agreement; (ii) Employee has up to twenty-one (21) days within which to consider this Agreement; and (iii) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If Employee has not returned the signed Agreement within the time permitted, then the offer of payments and benefits set forth herein will expire by its own terms at such time.

B.If Employee signed this Agreement less than twenty-one (21) days after receiving it, Employee did so knowingly and voluntarily, and waives any right Employee might have under the Age Discrimination in Employment Act, as amended, to a twenty-one (21) days to consider this Agreement.

C.Employee understands that Employee has the right to revoke this Agreement in writing with respect to any age discrimination claims within seven (7) days of the date Employee signs it, by sending written notice of said revocation to Employer within said seven (7) day period, to the attention of the Employer’s human resources representative, and that if Employee revokes this Agreement, Employee will not be entitled to any payments from Employer or Releasees under this Agreement. Employee further understands that this Agreement, including the ADEA waiver, shall not be effective until the seven (7) day revocation period has expired.

9.    Review of Agreement; Consultation with Attorney: Employee acknowledges and certifies that he:

a)	Has read and fully understands all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement;

(b)    Has had a reasonable period of time to consider this Agreement;
(c)    Is signing this Agreement knowingly and voluntarily;

(d)
Has had the right to consider the terms of this Agreement during a twenty-one (21) day review period, and understands that if fewer than twenty-one (21) days were used to review this Agreement, Employee hereby waives any and all rights to the balance of the review period; and

(e)	Has the right to revoke this Agreement within seven (7) days after signing it by notifying Employer in writing and delivery to the Employer’s human resources representative.

10.    Additional Important Understandings, Agreements and Promises:

A.Employee acknowledges that at all times during the discussions regarding the termination of the employment relationship and at all times regarding the negotiation of the terms and conditions included in this

Agreement, Employee has had the right to consult an attorney of Employee’s choice and that Employee has been informed by Employer that Employee should consult with an attorney prior to signing this Agreement.

B.In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide all of the Releasees with the maximum protection that is valid, lawful and enforceable, consistent with the intent of Employer and Employee in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.
C.    This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas and shall be binding on Employee’s representatives, successors, heirs and assigns, if any, as well as the Releasees and their representatives, successors, heirs and assigns, if any. To the fullest extent permitted by law, Employee and Employer waive any rights to demand a trial by jury with respect to any dispute related to or arising out of this Agreement. In any action for breach of this Agreement or to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable costs of suit, including reasonable attorneys’ fees.

EMPLOYEE:		EMPLOYER:

/s/ James Walters	1/7/2016	/s/ Eric L. Affeldt	1/7/2016
Employee's Signature	Date	Employer's Signature	Date

		By:	Eric L. Affeldt
		Its:	President and Chief Executive Officer